CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #1143 to the Registration Statement on Form N-1A of Advisors Series Trust with respect to the filing of the Prospectus and Statement of Additional Information for the Huber Select Large Cap Value Fund, Huber Small Cap Value Fund, Huber Large Cap Value Fund, and Huber Mid Cap Value Fund, each a series of Advisor Series Trust, and to the use of our report dated December 29, 2023 on the financial statements and financial highlights of the Huber Select Large Cap Value Fund, Huber Small Cap Value Fund, Huber Large Cap Value Fund, and Huber Mid Cap Value Fund. Such financial statements and financial highlights appear in the 2023 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
February 28, 2024